Exhibit 3(c)

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACUITY BRANDS, INC.
Acuity Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.
This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 26, 2007, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 26, 2007 (as so amended, the “Certificate of Incorporation”).

2.	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.	Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
The number of directors of the Corporation and the number of directors in each class of directors (if more than one) shall be fixed only by resolutions of the board of directors of the Corporation from time to time. Subject to the other provisions of this paragraph, the board of directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) is and shall remain divided into three classes, with the directors in each Class serving for a term expiring at the third annual meeting of stockholders held after their election. Subject to any provisions relating to Preferred Stock Directors, the terms of the members of the board of directors of the Corporation shall be as follows: (i) at the annual meeting of stockholders for fiscal year 2017, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2018; (ii) at the annual meeting of stockholders for fiscal year 2018, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2019; and (iii) at the annual meeting of stockholders for fiscal year 2019 and at each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting after their election. The division of directors into classes shall terminate at the annual meeting of stockholders for fiscal year 2019, and all directors elected at the annual meeting of stockholders for fiscal year 2019 and thereafter shall be elected in accordance with clause (iii) in the immediately preceding sentence. Subject to any provisions relating to Preferred Stock Directors, directors shall remain in office until the election and qualification of their respective successors in office or until their earlier death, resignation or removal.

Exhibit 3(c)

No director elected prior to the annual meeting of stockholders for fiscal year 2017 (or such directors’ successors elected pursuant to this Article VII) who is part of any class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class. Except as set forth in the immediately preceding sentence, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole director (and not by stockholders). Any director elected in accordance with the immediately preceding sentence to fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director in a class elected prior to the annual meeting of stockholders for fiscal year 2017 shall hold office for a term expiring at the next election of the class of directors of the director which such director replaced and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs. Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director in a class elected at or after the annual meeting of stockholders for fiscal year 2017 shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs.
Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Exhibit 3(c)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of January, 2017.
ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel

Name: Vernon J. Nagel
Title: Chairman, President and Chief Executive Officer